Exhibit 10-xx

AT&T

SENIOR MANAGEMENT LONG TERM

DISABILITY AND SURVIVOR PROTECTION PLAN

As Amended and Restated effective January 1, 1998
With Amendments through December 31, 2008

PURPOSE

The Senior Management Long Term Disability and Survivor Protection Plan (the “Plan”) has provided disability benefits to Senior Managers of AT&T Corp. The Plan also has provided a minimum retirement benefit (from all AT&T sources) to a Senior Manager who satisfies certain age and service requirements at termination of employment. The Surviving Spouse of a Senior Manager is also entitled to a minimum Surviving Spouse benefit (from all AT&T sources) if the Senior Manager dies while actively employed, or after termination of employment with eligibility for a minimum retirement benefit.

Effective December 31, 2007, the Plan was amended to eliminate the disability benefit with respect to future disabilities.  Also effective after December 31, 2007, new Senior Managers do not become participants in this Plan.

During the period from January 1, 2005 to December 31, 2008, the Plan has been operated in good faith compliance with the provisions of Code Section 409A, Internal Revenue Notice 2005-1, and the final Treasury Regulations for Code Section 409A, and any other generally applicable guidance published in the Internal Revenue Service Bulletin with an effective date prior to January 1, 2009.  On or after January 1, 2009, this Plan shall be interpreted and construed consistent with the requirements of Code Section 409A and all applicable guidance issued thereunder with respect to all accrued benefits under this Plan, including, except as indicated below, those benefits that may be otherwise treated as existing prior to the statutory effective date of Code Section 409A (“grandfathered benefits”) within the meaning of Treasury Regulation Section 1.409A-6(a)(3).  The preceding sentence notwithstanding, it is the intention of the Company that the grandfathering provisions of Code Section 409A be applied under this Plan with respect to any Participant (and any surviving Spouse, Beneficiary or Estate of such Participant) who terminated employment prior to January 1, 2005, with respect to all benefits earned under the Plan with respect to such Participant prior to termination of employment.  If any individual who terminated employment prior to January 1, 2005 is rehired after December 31, 2004 and earns additional benefits following reemployment the terms of the Plan shall be applied separately with respect to benefits earned prior to January 1, 2005 and with respect to benefits earned following rehire. The Company reserves the right to amend any provision of the Plan or any election submitted by a Participant, or take any other action that the Company deems appropriate to ensure compliance with Code Section 409A, including altering the time and form of any distribution so as to accomplish the intended purpose of this Plan.

ARTICLE 1
DEFINITIONS

For the purpose of the Plan, the following terms shall have the meanings set forth in this Article 1.

1.01.	“Administrator” shall mean the person identified as the Pension Plan Administrator under the Pension Plan or such other person or entity designated by the Company.

1.02.	“Affiliated Corporation” shall mean any corporation or other entity of which 50 percent or more of the voting stock is owned directly or indirectly by AT&T.

1.03.	“AT&T” or “Company” shall mean AT&T Corp. (formerly American Telephone and Telegraph Company), a New York Corporation, or its successors.

1.04.
“AT&T Inc.” shall mean AT&T Inc. (formerly SBC Communications Inc.), a Delaware Corporation, which acquired AT&T Corp. effective November 18, 2005 pursuant to that certain merger agreement dated January 30, 2005.

1.05.
“Annual Basic Pay” shall mean the Participant’s annual base salary rate on the last day the Participant was on the active payroll plus an amount determined with reference to the Short Term Plan, but excluding all differentials regarded as temporary or extra payments and all awards and distributions made under the Long Term Plan.  For purposes of determining the Disability Allowance under Article A-2, the amount determined with reference to the Short Term Plan shall be the last Short Term Award granted to the Participant prior to the last day the Participant was on the active payroll.  For purposes of determining the Minimum Retirement Benefit under Article 3 and Article A-3, and the Surviving Spouse Benefit under Article 4 and Article A-4, the amount determined with reference to the Short Term Plan shall be the greater of (a) the Short Term Award for the last full calendar year of service prior to the earlier of the Participant’s retirement, termination or death, or (b) the Short Term Award granted with respect to any later partial calendar year of service.

1.06.	“Board” shall mean the Board of Directors of AT&T Corp.

1.07.	“Committee” shall mean the Employees’ Benefit Committee appointed by the Company to administer the Pension Plan, or any successor to such Employees’ Benefit Committee.

1.08.
“Leave of Absence” shall mean where a person is absent from employment with AT&T on a leave of absence, military leave, or sick leave, where the leave is given in order to prevent a break in the continuity of term of employment, and permission for such leave is granted (and not revoked) in conformity with the rules of the employer that employs the individual, as adopted from time to time, and the employee is reasonably expected to return to service. Except as set forth below, the leave shall not exceed six (6) months for purposes of this Plan, and the employee shall Terminate Employment upon termination of such leave if the employee does not return to work prior to or upon expiration of such six (6) month period, unless the individual retains a right to reemployment under law or by contract. A twenty-nine (29) month limitation shall apply in lieu of such six (6) month limitation if the leave is due to the employee being “disabled” (within the meaning of Treasury Regulation Section 1.409A-3(i)(4)). A Leave of Absence shall not commence or shall be deemed to cease under the Plan where the employee has incurred a Termination of Employment.

1.09.	“Disability Benefit Plan” shall mean a Participating Company’s Sickness and Accident Disability Benefit Plan.

1.10.	“Long Term Plan” shall mean the AT&T Senior Management Long Term Incentive Program or successor long term incentive plans.

1.11. (a)
“Participant” for purposes of the Disability Allowance under Article A-2, shall mean an employee of a Participating Company holding a position evaluated or classified as above “E-band” or equivalent, except that no employee who has been notified in writing that the assignment to such position will be temporary shall be considered as a Participant for any purpose under the Plan.  Effective January 1, 2004, for purposes of Section A-2.04, “Participant” shall mean an employee of a Participating Company holding a position as a Senior Manager. Notwithstanding the preceding, effective January 1, 2008, an individual shall be a Participant for purposes of the Disability Allowance only if such individual is considered “disabled” pursuant to Section A-2.01(a) prior to January 1, 2008, and only with respect to a continuous uninterrupted period of disability commencing prior to January 1, 2008.

(b)
“Participant” for purposes of the Minimum Retirement Benefit under Article 3, shall mean (i) an employee of a Participating Company who holds a position evaluated or classified as above “E-band” or equivalent, except that no employee who has been notified in writing that the assignment to such position will be temporary shall be considered as a Participant for any purpose under the Plan, or (ii) effective January 1, 2004, an employee of a Participating Company holding a position as a Senior Manager. For purposes of the Minimum Retirement Benefit under Article 3, “Participant” shall also include a former employee who met the requirements of the preceding sentence on the last day of employment with AT&T Corp. and who (i) terminated employment with five or more years of service and on or after age 62, or (ii) retired on a service pension under the Pension Plan or, (iii) effective for a termination of employment on or after January 1, 1998, was Service Pension Eligible as defined herein at the date of termination of employment.

Notwithstanding the preceding, an individual who is not a Participant on December 31, 2007 shall not become a Participant under this Plan.

(c)
“Participant” for purposes of the Surviving Spouse Benefit under Article 4, shall mean an employee described in Section 1.11(a) above, or a former employee of a Participating Company who was a Participant under Section 1.11(a) on the last day of employment, if such former employee (1) is eligible to receive a Disability Allowance under Article 2, or (2) is eligible to receive a Minimum Retirement Benefit under Article 3.

(d)
“Participant” for purposes of the Death Benefit under Article 5, shall mean a former employee of a Participating Company who was a Participant under Section 1.11(b) above on the last day of employment, if such former employee is eligible to receive a Disability Allowance under Article 2, or is eligible to receive a Minimum Retirement Benefit under Article 3.

(e)
For purposes of Sections 1.11(b), 1.11(c), and 1.11(d) above, a former employee shall be considered to be eligible to receive a Disability Allowance under Article 2 or a Minimum Retirement Benefit under Article 3 if he or she has met the conditions specified in Article 2 or in Article 3, even though the receipt of other benefits by such former employee precludes his or her receipt of any benefits under Article 2 or Article 3.

(f)
For purposes of Section 1.11, Senior Manager shall mean a management employee of a Participating Company classified as “Manager 6” in a non-banded environment, or at salary grade level above “E-band” or its equivalent, in a banded environment.

1.12.	“Participating Company” shall mean AT&T Corp. and any Affiliated Corporation that has elected, with the approval of the Committee as required by Section 8.01, to participate in the Plan.

1.13.	“Pension Plan” shall mean the AT&T Management Pension Plan or successor pension plans.

1.14.	“Plan” shall mean this AT&T Senior Management Long Term Disability and Survivor Protection Plan.

1.15.
“SERP Participant” shall mean an officer who is designated as a participant in the AT&T Inc. 2005 Supplemental Employee Retirement Plan (the “AT&T SERP”). The initial day of participation in such plan is the named officer’s “SERP Effective Date” as defined in the AT&T SERP. For purposes of this Plan, such individual is considered a SERP Participant whether or not he or she has satisfied the vesting requirements of the SERP.

1.16.	“SERP Vesting Date” shall mean the date a SERP Participant becomes vested in his or her benefit under the 2005 Supplemental Employee Retirement Plan of AT&T Inc., or January 1, 2011 if later.

1.17.	“Service Pension Eligible” means termination of employment with a combination of age and/or Term of Employment as follows:

(i)          the Participant’s Term of Employment has been at least thirty years, regardless of his or her age, or

(ii)          the Participant’s Term of Employment has been at least twenty-five years and he or she has reached the age of fifty years, or

(iii)          the Participant’s Term of Employment has been at least twenty years and he or she has reached the age of fifty-five years, or

(iv)          the Participant’s Term of Employment has been at least ten years and he or she has reached the age of sixty-five years

For purposes of determining whether a Participant is Service Pension Eligible at his or her termination of employment on or after January 1, 1998, “term of employment” shall include the period of a transition leave of absence, as defined in the Pension Plan, determined in accordance with the provisions of the Pension Plan.

1.18.
“Short Term Award” means the actual amount awarded (including any amounts deferred pursuant to the AT&T Senior Management Incentive Award Deferral Plan) annually to a Participant pursuant to the AT&T Short Term Incentive Plan or successor short term incentive plans.  Short Term Awards shall, for purposes of this Plan, be considered to be awarded on the last day of the performance period with respect to which they are earned.

1.19.	“Short Term Plan” shall mean the AT&T Short Term Incentive Plan or predecessor short term incentive plans.

1.20.
“Specified Employee” shall mean any Participant who is a Key Employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by AT&T in accordance with its uniform policy with respect to all arrangements subject to Code Section 409A, based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the identification period). All Participants who are determined to be Key Employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Key Employees for purposes of the Plan during the 12-month period that begins on the first day of the 4th month following the close of such identification period.

1.21.
“Surviving Spouse” means a deceased Participant’s surviving spouse of the opposite sex who is such Participant’s “spouse” within the meaning of the Qualified Plan, as defined in the respective provisions of the Qualified Plan.  Notwithstanding the preceding, if an alternate payee (as that term is defined in Section 414(p) of the Code) is deemed the surviving spouse for purposes of all or a portion of the Participant’s benefit under the Qualified Plan, such alternate payee shall not be deemed to be the “spouse” for any purpose under this Plan

1.22.	“Term of Employment” shall have the same meaning as the meaning assigned to such expression in the Pension Plan.

1.23.
“Termination of Employment” shall mean the ceasing of the Participant’s employment from the AT&T controlled group of companies for any reason whatsoever, whether voluntarily or involuntarily. References herein to Termination of Employment, Terminate Employment, or a similar reference, shall mean the event where the employee has a separation from service, as defined under Code Section 409A, with all members of the AT&T controlled group. Notwithstanding the foregoing, the employment relationship of a Participant with the AT&T controlled group is considered to remain intact while the individual is on a Leave of Absence. With respect to periods on or after November 18, 2005, the controlled group shall be determined with respect to entities required to be aggregated recognizing the acquisition of AT&T Corp. by SBC Communications Inc. (now known as AT&T Inc.).

ARTICLE 2
DISABILITY ALLOWANCE

Disability benefits under this Plan are provided only with respect to an eligible Participant whose disability commenced prior to January 1, 2008.  Plan provisions applicable to disability benefits are described in Article A-2.

ARTICLE 3
MINIMUM RETIREMENT BENEFIT

This Article 3 describes the Minimum Retirement Benefit payable with respect to a Participant who terminates employment on or after December 1, 2008. The provisions of Article A-3 describe the Minimum Retirement Benefit with respect to a Participant who terminates employment prior to December 1, 2008.

3.01.
A Participant described in Section 1.11(a) whose Term of Employment has been five years or more who terminates employment on or after his or her sixty-second birthday, or a Participant described in Section 1.11(b) who is Service Pension Eligible at the time of his or her termination of employment, shall be eligible to receive a monthly minimum retirement benefit equal to one and one-quarter percent of Participant’s Annual Basic Pay, as defined in Section 1.05, on the last day the Participant was on the active payroll reduced by the sum of the Immediate Annuity Value of the Qualified Plan, and the Immediate Annuity Value of the AT&T Nonqualified Pension Plans.  For purposes of this Section 3.01,

(a) the Immediate Annuity Value of the Qualified Plan means the monthly amount of annuity payments that would be paid under the Pension Plan on a single life, level payment annuity basis assuming payment of such plan benefit commenced immediately upon the Participant’s Termination of Employment, notwithstanding the form of payment of such Pension Plan benefit actually made to the Participant and notwithstanding the actual commencement date of such Pension Plan benefit; and

(b) the Immediate Annuity Value of the AT&T Nonqualified Pension Plans shall mean the monthly amount of annuity benefits paid under the AT&T Excess Benefit and Compensation Plan and the AT&T Non-Qualified Pension Plan, as applicable, commencing at the actual time and pursuant to the actual form such benefit payments are made from such plans; provided, however, that if such payments are made in a form of payment other than a life annuity, the “Immediate Annuity Value” for purposes of this Section 3.01(b) shall mean the amount payable as a single life annuity that is the actuarial equivalent of the payments made from such plans. Actuarial equivalence for this purpose shall be determined based on the actuarial assumptions and methodology in effect under the SERP as of the date payments commence.

Notwithstanding the preceding, with respect to a Participant whose Termination of Employment occurs after the SERP Vesting Date, as defined herein, a benefit shall be calculated pursuant to the provisions of the preceding paragraph as of the Participant’s SERP Vesting Date, as if the Participant had a Termination of Employment and benefits under the Pension Plan and AT&T Nonqualified Pension Plans had commenced as of such date.  Thereafter, the Minimum Retirement Benefit shall be a frozen amount equal to the amount so determined as of such date.  If a Participant is not Service Pension Eligible or is not age 62 or older with five or more years of service as of the SERP Vesting Date, the Participant’s Minimum Retirement Benefit shall thereafter be zero.

3.02.
The minimum retirement benefit shall be paid as an annuity, lump sum, or in installments payments, pursuant to an election under the AT&T SERP made on or before December 31, 2008 with respect to benefits that may become payable to the Participant under the AT&T SERP. The amount of any payment made in the form of installments or a lump sum will be the actuarial equivalent of the single life annuity benefits determined pursuant to Section 3.01, based on the actuarial assumptions and methodology in effect under the SERP as of the date payments commence.

3.03.
Payment of the Minimum Retirement Benefit shall commence at the Participant’s Termination of Employment. Notwithstanding the preceding, effective on and after January 1, 2005 with respect to payments in the form of a commercial annuity pursuant to Section 6.01 and effective on and after January 1, 2009 with respect to all other payments under the Plan, payment under the Plan to or with respect to a Participant who is eligible to participate in the SERP or who is determined to meet the definition of Specified Employee shall be payable as otherwise provided in this Plan, except that the initial payment shall be made no earlier than six (6) months following his or her Termination of Employment.  If, absent this Section 3.03, payment to a Specified Employee would have commenced before the expiration of such six-month period, the first payment with respect to such Specified Employee will include the sum of the annuity payments withheld, together with interest thereon.    For purposes of the immediately preceding sentence, interest shall be credited using the GAAP Rate in effect as of the end of the calendar year immediately preceding the Participant’s Termination of Employment, for distributions made after December 31, 2007.  “GAAP Rate” means such rate as defined under the SERP for the referenced period. Notwithstanding the preceding, for distributions made prior to January 1, 2008, interest credited for purposes of this Section 3.03 shall be at an effective annual rate equal to 120 percent of the Federal Mid-term rate in effect as of the date such annuity payments otherwise would have commenced..

3.04.
Payments made pursuant to this Article 3 shall terminate at the death of the Participant, but shall terminate earlier if the form of payment, determined pursuant to Section 3.02, is other than a life annuity form of payment.

ARTICLE 4
SURVIVING SPOUSE BENEFIT

This Article 4 describes the Surviving Spouse Benefit payable with respect to a Participant who is an employee on December 1, 2008 and whose death occurs on or after December 1, 2008. The provisions of Article A-4 describe the Surviving Spouse Benefit with respect to a Participant not described in the preceding sentence.

4.01.
Subject to the provisions of Section 4.02, in the event of the death of a Participant, who is described in Section 1.11(c), the Surviving Spouse of such Participant shall be eligible to receive a monthly benefit equal to one and one-quarter percent of the Participant’s Annual Basic Pay, as defined in Section 1.04, on the last day the Participant was on the active payroll prior to his or her death reduced by the Spouse Immediate Annuity Value of the Qualified Plan, and the Spouse Immediate Annuity Value of the AT&T Nonqualified Pension Plans.  The Spouse Immediate Annuity Value of the Qualified Plan means the monthly annuity payment that would be paid to the Participant under the Pension Plan on a single life, level payment annuity basis assuming payment of such plan benefit commenced immediately upon the Participant’s Termination of Employment, whether by death or otherwise, notwithstanding the form of payment of such Pension Plan benefit actually made to the Participant and notwithstanding the actual commencement date of such Pension Plan benefit.  For purposes of this Section 4.01, the Spouse Immediate Annuity Value of the AT&T Nonqualified Pension Plans shall mean the monthly annuity benefits paid to the Surviving Spouse under the AT&T Excess Benefit and Compensation Plan and the AT&T Non-Qualified Pension Plan, as applicable, commencing at the actual time and pursuant to the actual form such benefit payments are made to the Surviving Spouse from such plans following the death of the Participant.

Notwithstanding the preceding, with respect to a Participant whose Termination of Employment occurs after the SERP Vesting Date, a benefit shall be calculated pursuant to the provisions of the preceding paragraph as of the Participant’s SERP Vesting Date, as if the Participant died and benefits under the Pension Plan and the AT&T Nonqualified Pension Plans had commenced on such date.  The amount so determined shall be fixed, and shall not be subject to redetermination. With respect to a benefit payable upon the death of a Participant occurring after the SERP Vesting Date, the Surviving Spouse Benefit shall be determined as follows:

(i)   If the Participant dies following Termination of Employment, the Surviving Spouse Benefit shall be equal to the amount determined as of the SERP Vesting Date; provided, however, if the Participant is not Service Pension Eligible or is not age 62 or older with five or more years of service as of the SERP Vesting Date, the Surviving Spouse Benefit shall be zero.

(ii) If the Participant dies prior to Termination of Employment, the Surviving Spouse Benefit shall be equal to the amount determined as of the SERP Vesting Date.

4.02.
Notwithstanding any provision of Section 4.01 to the contrary, the Surviving Spouse of a Participant shall not be eligible to receive benefits under this Article 4 if the form of payment designated by the Participant pursuant to an election under the AT&T SERP made on or before December 31, 2008 with respect to benefits that may become payable to the Participant under the AT&T SERP is other than a joint and survivor form of payment with the Surviving Spouse as the joint annuitant.

4.03.	The benefit payable to the Surviving Spouse shall be paid in the form of a single life annuity, commencing upon the death of the Participant.

4.04.	Payments made pursuant to this Article 4 shall terminate at the death of the Surviving Spouse.

ARTICLE 5
DEATH BENEFITS

5.01.
Upon the death of a Participant described in Section 1.11(d) whose last day on the active payroll occurred on or after January 1, 1987, and who has not retired on a service pension or a disability pension under the Pension Plan, or who was not Service Pension Eligible at the time of termination, a death benefit in the amount of the Participant’s annual base salary rate in effect on the last day said Participant was on the active payroll shall be paid to one or more of the beneficiaries listed in Section 5.02 below as determined by the Committee, provided, however, that such death benefit shall be reduced by the sum of any death benefit paid under Section 5 of the Pension Plan, the AT&T Excess Benefits and Compensation Plan, and the AT&T Non-Qualified Pension Plan on account of the Participant’s death.

5.02.
The persons who may be the beneficiaries of the death benefit described in Section 5.01 are the Participant’s legal spouse if living with him at the time of his or her death, his or her unmarried child or children under age 23 (or over that age if physically or mentally incapable of self-support) who were being supported in whole or in part by the deceased at his or her death, or a dependent parent or parents living with the deceased at the time of his or her death or in a separate household in the vicinity of the deceased and provided by him.

5.03.
If the Participant is not survived by any person listed in Section 5.02, a death benefit up to the maximum amount shown in Section 5.01 above may be payable, at the discretion of the Committee, to any other dependent relative receiving or entitled to receive support from the deceased; if no such dependent relative survives the deceased, no death benefit will be payable under this Plan.

ARTICLE 6
SOURCE OF PAYMENT

6.01.       Source of Payments.

(a)           AT&T may establish a trust to hold assets to be used to make benefit payments under the terms of this Plan, provided such trust does not cause the Plan to be “funded” within the meaning of ERISA.  Funds invested hereunder shall, for purposes of this Plan, be considered to be part of the general assets of the Participating Company which invested the funds, and no Participant, beneficiary or lawful spouse shall have any interest or right in such funds.  To the extent trust assets are available, they may be used to pay benefits arising under this Plan and all costs, charges and expenses relating thereto.  To the extent that the funds held in the trust are insufficient to pay such benefits, costs, charges and expenses, AT&T or the responsible Participating Company shall pay such benefits, costs, charges and expenses from its general assets.

(b)           In addition, the Company may, in its sole discretion, purchase and distribute one or more commercial annuity contracts, or cause the trustee of the trust to purchase and distribute one or more commercial annuity contracts, to make benefit payments required under this Plan, to any Officer, as defined herein, or the Surviving Spouse of any Officer, provided, however, that with respect to an annuity purchase occurring prior to January 1, 2005,  the purchase and distribution of any such annuity contracts shall be no sooner than the expiration of any forfeiture provisions applicable to the Officer  under the AT&T Non-Competition Guidelines, or as otherwise may be provided in accordance with procedures establish by the Executive Vice President – Human Resources (or any successor to such position), and provided further that, effective January 1, 2004, the Company’s right to direct that payments under the Plan shall be made through one or more commercial annuity contracts shall be applicable to only the benefits payable to any Participant, or the Surviving Spouse of any such Participant, as applicable, who (1) was  on the active payroll of the Company (or on an approved leave of absence with guaranteed right of reinstatement) and classified as an Officer on December 31, 2003, and (2) satisfies the age and service requirements, or is within twelve months of satisfying the  requirements in effect at the time the Participant terminates employment with the Company for the receipt of retirement-related health benefits under the AT&T Corp. Postretirement Welfare Benefits Plan (or any successor to such plan) (other than by virtue of the “Rule of 65”or  through a Company-sponsored employee-paid health benefits access program, or through the AT&T Corp. Separation Medical Plan), without regard to whether or not the Officer has five years of service as of December 31, 1999. Such annuity contracts may be purchased from a commercial insurer acceptable to the Executive Vice President - Human Resources (or any successor to such position). Further, the Executive Vice President - Human Resources (or any successor to such position), may determine, in his or her sole discretion, to pay additional sums to any Officer, from the Company’s general assets or from the trust, if any, to reimburse the Officer for additional federal and state income taxes estimated to be incurred by reason of the distribution of any such annuity contracts. The Executive Vice President - Human Resources (or any successor to such position) shall establish a methodology or methodologies for determining the amount of such additional sums. The methodology or methodologies selected shall be those that the Executive Vice President - Human Resources (or any successor to such position) determines, in his or her sole discretion, to be the most effective and administratively feasible for the purpose of producing after-tax periodic benefit payments that approximate the after-tax periodic benefit payments that would have been received by Officers in the absence of the distribution of the annuity contract.  Any such purchase and distribution of an annuity contract shall be a full and complete discharge of the Plan’s, AT&T’s and the Participating Companies’ liability for payments assumed by the issuer of the annuity contract.

(c)    Notwithstanding the provisions of the preceding Section 6.01(b), effective January 1, 2005, a Participant who is eligible to elect to receive his or her benefit under the Plan in the form of a third-party commercial annuity contract pursuant to Section 6.01(b) shall be required to submit an election, on a form provided by the Company, with respect to the time and form of payment in which benefits under this Plan shall be distributed for any reason other than the death of the Participant.  Such election form shall be submitted to the Company no later than one of the following dates, whichever is applicable:  (i) such Participant’s separation from service, with respect to distribution of such annuity contract during the 2005 calendar year, (ii) the earlier of (A) such employee’s separation from service, or (B) December 31, 2005, with respect to the distribution of such annuity contract during the 2006 calendar year, and (iii) December 31, 2006, for distributions of such annuity contracts occurring after the 2006 calendar year.  Notwithstanding the foregoing, the Company may permit such a Participant to submit a distribution election form in 2006 with respect to his or her benefits under the Plan, provided that such election in the 2006 calendar year may not result in a change in payment elections with respect to payments that the Participant would otherwise receive during the 2006 calendar year, or to cause payments to be made in 2006, to the extent permitted under the proposed Treasury Regulations under Code Section 409A.

(d)  Notwithstanding the provisions of the preceding Section 6.01(b) and Section 6.01(c), the annuity purchase program described in Section 6.01(b) shall be discontinued effective September 6, 2007, and any election in effect on September 6, 2007 pursuant to which a Participant has elected to receive distribution of his or her benefits under this Plan through the purchase of a commercial annuity contract shall be null and void, as such election relates to any distribution from this Plan to a Participant or Surviving Spouse occurring after September 6, 2007.

6.02.       Unfunded Status.

The Plan at all times shall be entirely unfunded for purposes of the Internal Revenue Code of 1986, and ERISA, and, except as provided in Section 6.01, no provision shall at any time be made with respect to segregating any assets of a Participating Company for payment of any benefits hereunder.  Funds invested hereunder shall continue for all purposes to be part of the general assets of the Participating Company which invested the funds.  The Plan constitutes a mere promise by the Participating Company to make payments, if any, in the future.  No Participant, spouse, beneficiary or any other person shall have any interest in any particular assets of a Participating Company by reason of the right to receive a benefit under the Plan and to the extent the Participant, surviving lawful spouse, beneficiary or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of a Participating Company.

ARTICLE 7
ADMINISTRATION OF THE PLAN

7.01.       Administration and Authorities.

The Plan shall be administered by the Company and it shall have full discretionary authority to manage and control the operation and administration of the Plan, including the power to interpret provisions of the Plan, make determinations of fact, promulgate rules and regulations, determine benefit eligibility of individual and classes of Participants, delegate its powers and duties hereunder to the Committee, the Administrator or others and take such other action as it shall find necessary and appropriate to implement the provisions of the Plan.  The Committee and the Administrator may retain attorneys, consultants, accountants or other persons (who may be employees of the Company or an Affiliated Corporation) to render advice and assistance and may delegate any of the authorities conferred on it to such persons as it shall determine to be appropriate to effect the discharge of its duties hereunder.  The Company, the Affiliated Corporations and any of their officers and employees shall be entitled to rely upon the advice, opinions, and determinations of any such persons.  Any exercise of the authorities set forth in this Section, whether by the Company, the Committee or its Delegate, or the Administrator, shall be final and binding upon the Company, its Affiliated Corporations, their officers, directors and affected Participants and beneficiaries.

7.02.      Committee.

The Company has delegated to the Committee authority to make the final determination to grant or deny claims for benefits under the Plan with respect to Participants and to authorize disbursements according to the terms of the Plan.

7.03.      Indemnification.

No member of the Board or the Committee or the Administrator shall be personally liable by reason of any contract or other instrument executed by such individual on his or her behalf or in his or her capacity as a member of the Board, Committee or the Administrator nor for any mistake of judgment made in good faith, and AT&T shall indemnify and hold harmless each member of the Board, each member of the Committee, the Administrator and each other employee, officer, or director of AT&T or any Participating Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

7.04.	Benefit Claims and Appeals.

(a)	Benefit Claims.

All claims for benefit payments under the Plan shall be submitted in writing by a Participant, a Surviving Spouse, beneficiary, or the estate of the Participant, or the duly authorized representative of such person or estate (“Claimant” for purposes of this Section 7.04) to the Administrator. The Administrator shall notify the Claimant in writing within 90 days after receipt as to whether the claim has been granted or denied. This period may be extended for up to an additional 90 days, for a total of 180 days, in the case of special circmstances provided that written notice of the extension is furnished to the Claimant prior to the termination of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit determination. In the event the claim is denied, in whole or in part, the Claimant will receive notice of the Administrator’s decision, including: (i) the specific reasons for the adverse determination, (ii) reference to the pertinent Plan provisions on which the adverse determination is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s procedures for appealing the adverse determination (including applicable time limits) and the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review.

(b)	Benefit Appeals.

A Claimant whose claim for benefits has been denied, in whole or in part, may, within 60 days of receipt of any adverse benefit determination, appeal such denial to the Committee. All appeals shall be in the form of a written statement and shall (i) set forth all of the reasons in support of favorable action on the appeal, (ii) identify those provisions of the Plan upon which the Claimant is relying, and (iii) include copies of any other documents, records and other materials which may support favorable consideration of the claim. If the Claimant submits a written request for review of a denied claim, the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim (as defined in DOL Reg. §2560.503-1(m)(8) for claims filed on or after January 1, 2002), and (iv) a statement of the right of the Claimant to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.  The Claimant may raise issues even if such issues were not raised in the initial benefit determination. The Committee shall decide the issues presented within 60 days after receipt of such request, but this period may be extended for up to an additional 60 days in the case of special circumstances provided that written notice of the extension is furnished to the Claimant prior to the termination of the initial 60-day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination. In the case of an adverse determination, the decision of the Committee shall be set forth in writing and include (i) the specific reason or reasons for the adverse determination, (ii) reference to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information (as defined in DOL Reg. §2560.503-1(m)(8) for claims filed on or after January 1, 2002) relevant to the Claimant’s claim for benefits, and (iv) a statement of the right of the Claimant to bring a civil action action section 502(a) of ERISA.

Any Claimant whose claim for benefits has been denied shall have such further rights of review as are provided in ERISA § 503, and the Committee and Administrator shall retain such right, authority, and discretion as is provided in or not expressly limited by ERISA § 503.  The Plan provisions require that the Claimant pursue all claim and appeal rights described in this Section 7.04 before seeking any other legal recourse regarding claims for benefits.

(c)	Final Review.

The Committee shall serve as the final review committee, under the Plan and ERISA, for the review of all appeals by Claimants (as defined in Section 7.04) whose initial claims for benefits have been denied, in whole or in part, by the Administrator. The Committee shall have the authority, subject to Section 7.04(c), to determine conclusively for all parties any and all questions arising from administration of the Plan, and shall have sole and complete discretionary authority and control to manage the operation and administration of the Plan, including, but not limited to, authorizing disbursements according to the Plan, the determination of all questions relating to eligibility for participation and benefits, interpretation of all Plan provisions, determination of the amount and kind of benefits payable to any Participant, Surviving Spouse or estate, and the construction of disputed and doubtful terms. Such decisions by the Committee shall be conclusive and binding on all parties and not subject to further review.

ARTICLE 8

ADOPTION, AMENDMENT AND TERMINATION

8.01.        Adoption of Plan.

Any Affiliated Corporation that participates in the Pension Plan may, with the consent of the Committee, elect to participate in the Plan.  Such Affiliated Corporation shall become a Participating Company as of the date specified by the Committee in its resolution approving the participation of the Affiliated Corporation in the Plan.

8.02.        Amendment and Termination.

AT&T is the Sponsor of the Plan and the Board or its delegates, may from time to time amend, modify or change the Plan as set forth in this document, and the Board or its delegate (acting pursuant to the Board’s delegations of authority then in effect) may terminate the Plan at any time.  Plan amendments may include, but are not limited to, elimination or reduction in the level or type of benefits provided to any class or classes or Participants, surviving lawful spouses and beneficiaries).  Any and all Plan amendments may be made without the consent of any employee, Participant, spouse or beneficiary.  Notwithstanding the foregoing, the exercise of the power to amend, modify or terminate the Plan shall be subject to the limitations described in paragraphs (a) and (b) below.

(a)
Such amendment, modification or termination shall not affect the rights of any Participant or surviving lawful spouse, without his or her consent, to any benefit under the Plan to which such Participant or surviving lawful spouse may have previously become entitled as a result of disability, death or termination of employment which occurred prior to the later of the adoption date or the effective date of such amendment or termination.

(b)
Such amendment, modification or termination shall not affect the rights of any Participant or his or her surviving lawful spouse, without his or her consent, to any future benefits payable under Article 3 or Article 4, provided that, prior to the later of the adoption date or the effective date of such amendments or termination, such Participant either (i) had satisfied the requirements for eligibility for the benefits described in Article 3, other than the termination of employment requirement, or (ii) had begun to receive a disability allowance under Article 2.  For purpose of determining a spouse’s benefit, it shall be assumed that a Participant who is receiving a disability allowance as of the later of the adoption date or effective date of such amendment will continue to receive said allowance until his or her death.  The Annual Basic Pay used to compute such future benefits under Article 3 or Article 4 shall be the Participant’s highest Annual Basic Pay as described in Section 1.04 on any day during the term of his or her employment completed prior to the later of the adoption date or the effective date of such amendments or termination as if the Participant had terminated employment on that day.

Notwithstanding the preceding, the Board may adopt any prospective or retroactive amendment that it determines is necessary for the Plan to maintain its compliance with Code Section 409A.

8.03.       Sale, Spin-Off, or Other Disposition of Participating Company

(a)
Subject to Section 8.02 of this Plan, in the event AT&T sells, spins off, or otherwise disposes of an Affiliated Corporation, or disposes of all or substantially all of the assets of an Affiliated Corporation such that one or more Participants terminate employment for the purposes of accepting employment with the purchaser of such stock or assets, any person employed by such Affiliated Corporation who ceases to be an employee of the Company or an Affiliated Corporation as a result of the sale, spin-off, or disposition shall be deemed to have terminated his or her employment with a Participating Company for all relevant purposes under this Plan. Notwithstanding the preceding, effective January 1, 2005, no distribution shall commence pursuant to this Section 8.03(a) unless the Participant has a separation from service, as defined under Code Section 409A, with all members of the AT&T controlled group. With respect to periods on or after November 18, 2005, the controlled group shall be determined with respect to entities required to be aggregated recognizing the acquisition of AT&T Corp. by SBC Communications Inc. (now known as AT&T Inc.).

(b)
Notwithstanding the foregoing provisions of this Section 8.03, and subject to Section 8.02 of this Plan, if the sale, spin-off, or other disposition of the stock or assets of an Affiliated Corporation is to a Successor Plan Sponsor with the effect that a Participant is or becomes a Transition Participant, the Successor Plan Sponsor shall be solely liable for the payment of the pension and death benefits described in this Plan, and the entitlement of the Transition Participant or his or her surviving lawful spouse or beneficiary to benefits under this Plan shall terminate.  A Transition Participant shall not be considered to have terminated his or her employment with AT&T or a Participating Company for any purpose under this Plan.

ARTICLE 9
GENERAL PROVISIONS

9.01.        Effective Date.

This Plan was first adopted with effect on March 17, 1976 and was previously amended and restated effective January 1, 1995.  This amended and restated Plan shall be effective with respect to Participants who are eligible for benefits under this Plan on or after January 1, 1998.  The provisions of the Plan in effect before January 1, 1998 shall apply to Participants who are terminate employment with eligibility for benefits under the Plan before January 1, 1998, and the spouse of such Participant, if applicable.

9.02.        Assignment of Benefits.

The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, executed upon, encumbered, or subjected to any charge or legal process; no interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including without limitation, any judgment or claim for alimony, support or separate maintenance pursuant to a domestic relations order within the meaning of Section 206(d)(3) of ERISA and claims in bankruptcy proceedings.  Any such attempted disposition shall be null and void.

9.03.       Claims Release.

In case of accident resulting in injury to or death of a Participant which entitles the Participant or his or her surviving lawful spouse to benefits under the Plan, the Participant or his or her surviving lawful spouse may elect to accept such benefits or to prosecute such claims at law as the Participant or the surviving lawful spouse may have against one or more Participating Companies.  If an election is made to accept the benefits under the Plan, such election shall be in writing and shall release such Participating Company or such Participating Companies from all claims and demands that the Participant or his or her surviving lawful spouse may have against it, or against them, otherwise than under this Plan or under any other plan maintained by a Participating Company, on account of such accident.  The right of the Participant to a disability allowance under Article A-2 of the Plan shall lapse if election to accept such benefits, as above provided, is not made within sixty days after injury, or within such greater time as the Company shall fix for the making of such election.

9.04.       Damage Claims or Suits.

Should a claim other than under this Plan or under any other plan maintained by a Participating Company be presented or suit brought against a Participating Company, for damages on account of injury or death of a Participant, nothing shall be payable under this Plan on account of such injury or death except as provided in Section 9.05, provided, however, that the Company may, in its discretion and upon such terms as it may prescribe waive this provision if such claims be withdrawn or if such suit be discontinued.

9.05.        Judgment or Settlement.

In case any judgment is recovered against a Participating Company or any settlement is made of any claim or suit on account of the injury or death of a Participant, and the total amount which would otherwise have been payable under the Plan and under any other plan maintained by the Participating Company is greater than the amount paid on account of such judgment or settlement, the lesser of (a) the difference between such two amounts or (b) the amount which would otherwise have been payable under this Plan, may in the discretion of the Company, be distributed to the beneficiaries who would have received benefits under this Plan.

9.06.        Forfeiture of Benefits.

All Benefits to which a Participant and his or her lawful spouse would be otherwise eligible hereunder may be forfeited, at the discretion of the Board or of the Committee, if an individual without the Company’s consent establishes a relationship with a competitor of the Company or engages in any activity in conflict with or adverse to the interests of the Company under the standards of the AT&T Non-Competition Guideline and as determined by the Board or the Committee in its sole discretion.  To the extent a benefit under any other nonqualified plan of AT&T is offset by benefits payable under this Plan, such offset shall be determined as if a forfeiture had not occurred.

9.07.        Payment under Law.

In the case of any benefit, which the Committee shall determine to be of the same general character as a payment provided by the Plan, shall be payable to any participant, to his or her beneficiaries, his or her estate or his or her annuitant under any law now in force or hereafter enacted, only the excess, if any, of the amount prescribed in the Plan above the amount of such payment prescribed by law shall be payable under the Plan; provided, however, that no benefit payable under the Plan shall be reduced by reason of any governmental benefit or pension payable on account of military service or by reason of any benefit which the recipient would be entitled to receive under the Social Security Act or Railroad Retirement Act.  In those cases where, because of differences in the beneficiaries or in the time or methods of payment or otherwise, the determination of any such excess is not ascertainable by mere comparison but adjustments are necessary, the Committee or the Administrator, as applicable, shall, in its discretion, determine whether or not in fact any such excess exists and make the adjustments necessary to carry out in a fair and equitable manner the spirit of the provision for the payment of any such excess.

9.08.       Governing Law.

To the extent such laws are not preempted by the laws of the United States of America, the Plan shall be governed by the laws of the State of Texas, except as to its principles of conflict of laws.

9.09.        Severability.

If any section, clause, phrase, provision or portion of this Plan or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Plan and shall not affect the application of any section, clause, provision, or portion hereof to other persons or circumstances.

9.10.       Facility of Payment.

If the Administrator shall find that any person to whom any amount is or was payable under the Plan is unable to care for his or her affairs because of illness or accident, then any payment, or any part thereof, due to such person (unless a prior claim therefore has been made by a duly appointed legal representative), may, if the Administrator so directs AT&T, be paid to the same person or institution that benefit with respect to such person is paid or to be paid under the Pension Plan if applicable, or the Participant’s lawful spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Administrator to be a proper recipient on behalf of such person otherwise entitled to payment.  Any such payment shall be in complete discharge of the liability of AT&T, the Board, the Committee, the Administrator, and the Participating Company therefore.  If any payment to which a Participant or beneficiary is entitled under this Plan is unclaimed or otherwise not subject to payment to the person or persons so entitled, such amounts representing such payment or payments shall be forfeited after a period of two years from the date the first such payment was payable and shall not escheat to any state or revert to any party; provided, however, that any such payment or payments shall be restored if any person otherwise entitled to such payment or payments makes a valid claim.

9.11.	Headings.

The captions of the preceding the sections and articles hereof have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provision of the Plan.

9.12.	Tax Withholding.

AT&T shall withhold all federal, state, local or other taxes required by law to be withheld from payments or accruals under the Plan.

9.13.	Fiduciary Relationship.

Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or be construed to create a trust or contract of any kind, or a fiduciary relationship between or among AT&T, any other Participating Company, any Affiliated Corporation, the Board, the Administrator, the Committee, any Participant, employee, any surviving lawful spouse or any other person.

9.14.	No Guarantee of Employment.

Neither the Plan nor any action taken hereunder shall be construed as (i) a contract of employment or deemed to give any employee the right to be retained in the employment of a Participating Company, the right to any level of compensation, or the right to future participation in the Plan; or (ii) affecting the right of the Participating Company to discharge or dismiss any employees at any time.

9.15.	Plan Year.

For purposes of administering the Plan, the plan year shall begin on January 1 and end on December 31.

9.16.	Entire Plan.

This written Plan document is the final and exclusive statement of the terms of this Plan, and any claim of right or entitlement under the Plan shall be determined in accordance with its provisions pursuant to the procedures described in Article 7.  Unless otherwise authorized by the Board or its delegate, no amendment or modification to this Plan shall be effective until reduced to writing and adopted pursuant to Section 8.02.

9.17.	Overpayments.

If any overpayment is made by the Plan for any reason, the Plan shall have the right to recover such overpayment.  The Participant shall cooperate fully with the Plan to recover any overpayment and provide any necessary information and required documents. Any recovery of overpayment pursuant to this Section 9.17 may be deducted from future benefits payable to or on behalf of the Participant from this Plan.

APPENDIX A
PRIOR PLAN PROVISIONS

This Appendix A sets forth the provisions related to the determination of benefit amounts and payment of such benefits payable to or with respect to a Participant whose employment terminated prior to December 1, 2008.  A reference in this Appendix A to a provision of Article 2, Article 3 or Article 4 means such provision as set forth in this Appendix A, unless the reference specifically indicates otherwise.

ARTICLE A-2
DISABILITY ALLOWANCE

2.01	(a)
A Participant shall be considered to be “disabled” at any time during the first fifty-two week period (or twenty-six week period for a Participant “disabled” on or after January 1, 2004) following the onset of a physical or mental impairment, if such impairment prevents the Participant from meeting the performance requirements of the position held immediately preceding the onset of the physical or mental impairment.

(b)
A Participant shall be considered to be “disabled” after the first fifty-two week period (or twenty-six week period for a Participant “disabled” on or after January 1, 2004) following the onset of a physical or mental impairment if such impairment prevents the Participant from meeting the performance requirements of (1) the position held immediately preceding the onset of the physical or mental impairment, (2) a similar position, or (3) any appropriate position with the Company or any other Participating Company which the Participant would otherwise be capable of performing by reason of the Participant’s background and experience.

(c)
The Administrator shall make the determination of whether a Participant is disabled within the meaning of paragraph (a) above; the Committee shall make such determination with respect to paragraph (b) above.

(d)	Notwithstanding the preceding, for purposes of the Plan, a Participant shall not be considered disabled with respect to any disability that commences after December 31, 2007.

2.02	(a)
A Participant who is disabled, before January 1, 2004, during a period described in Section 2.01(a) shall be eligible to receive a monthly disability allowance equal to one hundred percent of the Participant’s monthly base salary rate on the last day the Participant was on the active payroll, reduced by any amounts described in Section 2.05(a) which are attributable to the period for which benefits are provided under this Section 2.02.

(b)
A Participant who is disabled, on or after January 1, 2004, during a period described in Section 2.01(a) shall be eligible to receive a weekly disability allowance equal to one hundred percent of the Participant’s salary rate on the last day the Participant was on the active payroll, reduced by any amounts described in Section 2.05(a) which are attributable to the period for which benefits are provided under this Section 2.02.  The disability allowance provided under this Section 2.02(b) shall commence on the eighth consecutive day of the Participant’s absence from work due to his or her disability, and end on the earlier of (i) the date the Participant ceases to be disabled under Section 2.01(a), or (ii) the last day of the twenty-sixth week after commencement of the short-term disability benefit.

2.03. (a)
A Participant who is disabled, before January 1, 2004, during a period described in Section 2.01(b) shall, prior to his or her sixty-fifth birthday, be eligible to receive a monthly disability allowance equal to sixty percent of the Participant’s monthly base salary rate on the last day the Participant was on the active payroll, reduced by any amounts described in Section 2.05(b) which are attributable to the period for which benefits are provided under this Section 2.03.

(b)
A Participant who is disabled, on or after January 1, 2004, during a period described in Section 2.01(b) shall, prior to his or her sixty-fifth birthday, be eligible to receive a weekly disability allowance equal to sixty percent of the Participant’s salary rate on the last day the Participant was on the active payroll, reduced by any amounts described in Section 2.05(b) which are attributable to the period for which benefits are provided under Section 2.03.  Benefits under this Section 2.03(b) shall be payable if the Participant remains disabled as a result of the same physical or mental impairment resulting in the payment of disability benefits under Section 2.02(b).  The disability allowance provided under this Section 2.03(b) shall commence on the twenty seventh week following the date when the Participant commenced receiving disability benefits under Section 2.02(b) and shall end on the earlier of (i) the date the Participant ceases to be disabled under Section 2.01(b), or (ii) the Participant’s sixty-fifth birthday.

2.04.
A Participant who is disabled during a period described in Section 2.01(b) shall commencing with his or her sixty-fifth birthday or the start of the period described in Section 2.01(b), if later, be eligible to receive a monthly disability allowance equal to the greater of:

(i)	one and one-quarter percent of the Participant’s Annual Basic Pay, as defined in Section 1.04, on the last day the Participant was on the active payroll, or

(ii)
if the Participant’s Term of Employment has been five years or more, ninety percent of the sum of (a) the monthly pension the Participant would have been entitled to receive commencing at age sixty-five under the Pension Plan (as in effect on the last day the Participant was on the active payroll, but ignoring any minimum service requirements for eligibility to a pension), if the period after the last day the Participant was on the active payroll and prior to the Participant’s sixty-fifth birthday had been included in the Participant’s Term of Employment as of the end of the applicable averaging period under the Pension Plan, plus (b) the monthly pension the Participant would have been entitled to receive commencing at age 65 under the AT&T Non-Qualified Pension Plan (as in effect on the last day the Participant was on the active payroll, but ignoring any minimum service requirements for eligibility to a pension), if the period after the last day the Participant was on the active payroll and prior to the Participant’s sixty-fifth birthday had been included in the Participant’s Term of  Employment as of the end of the applicable averaging period under the AT&T Non-Qualified Pension Plan, reduced by any amounts described in Section 2.05(c) that are attributable to the period for which benefits are provided under this paragraph.

2.05.	(a)
The Disability allowance determined for any period under Section 2.02 shall be reduced by the sum of the following benefits received by the Participant which are attributable to the period for which such disability allowance is provided: a service pension, deferred vested pension, or disability pension under the Pension Plan, a pension under the AT&T Excess Benefit and Compensation Plan, a pension under the AT&T Non-Qualified Pension Plan, a pension under the AT&T Mid-Career Pension Plan, an accident disability benefit or sickness disability benefit under the Disability Benefit Plan, any Workers’ Compensation Benefit, plus any comparable benefits provided under the plans or programs of any Successor Plan Sponsor and any other benefit payments required by law on account of the Participant’s disability.  However, no reduction shall be made on account of any pension under the Pension Plan at a rate greater than the rate of such pension on the date the Participant first received such pension after his or her disability, and no reduction shall be made on account of any pension under the AT&T Non-Qualified Pension Plan, the AT&T Excess Benefit and Compensation Plan, or the AT&T Mid-Career Pension Plan at a rate greater than the rate of such pension, including adjustments if any to reflect post-retirement incentive awards to the Participant under the Short Term Plan, as of the first date the Participant was entitled to receive such pension after his or her disability.

(b)
The disability allowance determined for any period under Section 2.03 shall be reduced by the sum of the following benefits received by the Participant which are attributable to the period for which such disability allowance is provided: a service pension, deferred vested pension or disability pension under the Pension Plan, a pension under the AT&T Excess Benefit and Compensation Plan, a pension under the AT&T Non-Qualified Pension Plan, a pension under the AT&T Mid-Career Pension Plan, an accident disability benefit under the Disability Benefit Plan, any other retirement income payments from the Participant’s Participating Company or any Successor Plan Sponsor, any Workers’ Compensation Benefit, plus any Social Security Insurance Benefit.  However, no reduction shall be made on account of any pension under the Pension Plan at a rate greater than the rate of such pension on the date the Participant first received such pension after his or her disability, and no reduction shall be made on account of any pension under the AT&T Non-Qualified Pension Plan, the AT&T Excess Benefit and Compensation Plan, or under the AT&T Mid-Career Pension Plan at a rate greater than the rate of such pension, including adjustments if any to reflect post-retirement incentive awards to the Participant under the Short Term Plan, as of the first date the Participant was entitled to receive such pension after his or her disability, and no reduction shall be made on account of any Social Security Benefit at a rate greater than the rate which the Participant would have first been eligible to receive after his or her disability and as if no other members of his or her family were eligible for any Social Security Benefit.

Furthermore, the Board, in its discretion, may reduce the disability allowance by the amount of outside compensation or earnings of the Participant for work performed by the Participant during the period for which such disability allowance is provided.

(c)
The disability allowance determined for any period under Section 2.04 shall be reduced by the sum of the following benefits received by the Participant which are attributable to the period for which such disability allowance is provided: a service pension, deferred vested pension or disability pension under the Pension Plan, a pension under the AT&T Excess Benefit and Compensation Plan, a pension under the AT&T Non-Qualified Pension Plan, a pension under the AT&T Mid-Career Pension Plan, an accident disability benefit under the Disability Benefit Plan, any other retirement income payments from the Participant’s Participating Company or any Successor Plan Sponsor, plus any Workers’ Compensation Benefit.  However, no reduction shall be made on account of any pension under the Pension Plan at a rate greater than the rate of such pension on the date the Participant first received such pension after his or her disability, and no reduction shall be made on account of any pension under the AT&T Non-Qualified Pension Plan, the AT&T Excess Benefit and Compensation Plan, or under the AT&T Mid-Career Pension Plan at a rate greater than the rate of such pension, including adjustments if any to reflect post-retirement incentive awards to the Participant under the Short Term Plan, as of the first date the Participant was entitled to receive such pension after his or her disability.

2.06.
For purposes of Sections 2.01(a) and 2.01(b), the measurement of time following the onset of a physical or mental impairment shall coincide with the measurement of time used to calculate periods of Sickness and Accident Disability Benefits under Sections 4 and 5 of the Disability Benefit Plan.  Successive periods of physical or mental impairment shall be counted together in computing the periods during which the Participant shall be entitled to the benefits provided under Sections 2.02 and 2.03, except that any disability absence after the Participant has been continuously engaged in the performance of duty for thirteen weeks shall be considered to commence a new period of physical or mental impairment under Section 2.01(a), so that such Participant shall be entitled during such new period to the benefits provided under Section 2.02.

2.07.
With respect to a Participant not subject to mandatory retirement at age 65 under the Age Discrimination in Employment Act (29 U.S.C. 631), the period of eligibility for the disability allowance provided in Section 2.03 and the period of eligibility for the disability allowance provided in Section 2.04, shall be the period described in Section 2.03, and the period described in Section 2.04, respectively, or such other period as is required under the Age Discrimination in Employment Act or under any applicable governing regulations or interpretations thereunder.

ARTICLE A-3
MINIMUM RETIREMENT BENEFIT

3.01.	The Minimum Retirement Benefit shall be payable as described herein:

(a)
Subject to the provisions of Section 3.01(b) with respect to a Participant who terminates employment after December 31, 1997, a Participant described in Section 1.11(a) whose Term of Employment has been five years or more and is not disabled, who terminates employment on or after his or her sixty-second birthday, or a Participant described in Section 1.11(b) who is retired on a service pension under the Pension Plan, shall be eligible to receive a monthly minimum retirement benefit equal to one and one-quarter percent of Participant’s Annual Basic Pay, as defined in Section 1.04, on the last day the Participant was on the active payroll reduced by the sum of the following benefits received by the Participant which are attributable to the period for which benefits are provided under this Article 3: a service pension or deferred vested pension under the Pension Plan, a pension under the AT&T Excess Benefit and Compensation Plan, a pension under the AT&T Non-Qualified Pension Plan, a pension under the AT&T Mid-Career Pension Plan, and by any other retirement income payments received by the Participant from his or her Participating Company or from a Successor Plan Sponsor.  However, no reduction shall be made on account of any pension under the Pension Plan at a rate greater than the rate of such pension on the date the Participant first received such pension after his or her retirement or other termination of employment, and no reduction shall be made on account of any pension under the AT&T Non-Qualified Pension Plan, the AT&T Excess Benefit and Compensation Plan, or under the AT&T Mid-Career Pension Plan at a rate greater than the rate of such pension, including adjustments if any to reflect post-retirement incentive awards to the Participant under the Short Term Plan, as of the first date the Participant was entitled to receive such pension after his or her retirement or other termination of employment.

(b)
The provisions of this Section 3.01(b) apply with respect to a Participant who terminates employment on or after January 1, 1998.  A Participant described in Section 1.11(a) whose Term of Employment has been five years or more and is not disabled, who terminates employment on or after his or her sixty-second birthday, or a Participant described in Section 1.11(b) who is Service Pension Eligible at the time of his or her termination of employment, shall be eligible to receive a monthly minimum retirement benefit equal to one and one-quarter percent of Participant’s Annual Basic Pay, as defined in Section 1.04, on the last day the Participant was on the active payroll reduced by an offset which is the sum of the benefits, determined in accordance with the following Section 3.01(c),  accrued under the Pension Plan, the AT&T Excess Benefit and Compensation Plan, the AT&T Non-Qualified Pension Plan, the AT&T Mid-Career Pension Plan, and by any other retirement income payments received by the Participant from his or her Participating Company or from a Successor Plan Sponsor (“Offset Plans”), which are attributable to the period for which benefits are provided under this Article 3.  However, no reduction shall be made on account of any pension under the Pension Plan at a rate greater than the rate of such pension on the date the Participant first received such pension after his or her retirement or other termination of employment, and no reduction shall be made on account of any pension under the AT&T Non-Qualified Pension Plan, the AT&T Excess Benefits and Compensation Plan, or under the AT&T Mid-Career Pension Plan at a rate greater than the rate of such pension, including adjustments if any to reflect post-retirement incentive awards to the Participant under the Short Term Plan, as of the first date the Participant was entitled to receive such pension after his or her retirement or other termination of employment.

(c)
The following rules shall apply for purposes of determining the offset described in the preceding Section 3.01(b), effective for pensions that commence under this Plan on or after January 1, 1998 and prior to December 31, 2008:

(i)
with respect to a Participant who commences distribution of all of his or her pension benefit under the Pension Plan simultaneously with commencement of distribution of benefits under this Plan, the offset is the sum of the monthly benefit payable to the Participant under the Offset Plans, or, with respect to the portion of the benefit paid under such Offset Plan in a form other than a monthly annuity, the monthly single life annuity that is the actuarial equivalent of the amount paid in a form other than a monthly annuity. For purposes of this Section 3.01(c)(i), actuarial equivalence is determined pursuant to the provisions of the applicable Offset Plan; and

(ii)
with respect to a Participant who does not commence distribution of all of his or her pension benefit under the Pension Plan simultaneously with commencement of distribution of benefits under this Plan, the offset shall be determined (I) in accordance with Section 3.01(c)(i) with respect to the portion of the benefit under the Offset Plans that commences simultaneously with commencement of distribution under this Plan, and (II) with respect to the portion of the benefit under the Offset Plans that does not commence simultaneously with distribution under this Plan, the amount that would be payable, with respect to such portion of the benefit, in the form of a single life annuity under such Offset Plan, if such single life annuity payment commenced simultaneously with distribution of benefits under this Plan.

3.02.
If an amendment to the Pension Plan effective on or after January 1, 1988 and before December 31, 2004, provides for an increase in the service pensions of previously retired employees, then a Participant’s minimum retirement benefit shall be increased pursuant to the same terms and conditions as are set forth in such Pension Plan amendment.

3.03.
Subject to the provisions of Section 3.03 in the main text of the Plan regarding payment to Specified Employees, payment of the Minimum Retirement Benefit shall commence at the Participant’s Termination of Employment.

3.04
A Participant who terminated employment before January 1, 1997 with eligibility for a service pension or a disability pension under the Pension Plan shall receive a special pension increase, effective July 1, 1999, in accordance with the following schedule:

(a)	a Participant who terminated employment before January 1, 1976 shall receive an increase in his or her minimum retirement benefit of 15%;

(b)	a Participant who terminated employment after December 31, 1975 and before January 1, 1986 shall receive an increase in his or her minimum retirement benefit of 12.5%;

(c)	a Participant who terminated employment after December 31, 1985 and before January 1, 1991 shall receive an increase in his or her minimum retirement benefit of 10%;

(d)	a Participant who terminated employment during the 1991 calendar year shall receive an increase in his or her minimum retirement benefit of 9%;

(e)	a Participant who terminated employment during the 1992 calendar year shall receive an increase in his or her minimum retirement benefit of 8%;

(f)	a Participant who terminated employment during the 1993 calendar year shall receive an increase in his or her minimum retirement benefit of 7%;

(g)	a Participant who terminated employment during the 1994 calendar year shall receive an increase in his or her minimum retirement benefit of 6%;

(h)	a Participant who terminated employment during the 1995 calendar year shall receive an increase in his or her minimum retirement benefit of 5%; and

(i)	a Participant who terminated employment during the 1996 calendar year shall receive an increase in his or her minimum retirement benefit of 4%.

ARTICLE A-4
SURVIVING SPOUSE BENEFIT

4.01. (a)
Subject to the provisions of Section 4.02 with respect to the Spouse of a Participant who terminates employment after December 31, 1997, in the event of the death of a Participant, who is described in Section 1.11(c), the surviving lawful spouse of such Participant shall be eligible to receive a monthly benefit equal to one and one-quarter percent of the Participant’s Annual Basic Pay, as defined in Section 1.04, on the last day the Participant was on the active payroll prior to his or her death reduced by the sum of the following benefits received by the Participant’s surviving lawful spouse on account of the death of the Participant and which are attributable to the period for which benefits are provided under this Article 4: an annuitant’s pension under the Pension Plan, an annuity under the Insured Annuitant’s Plan, an annuitant’s pension under the AT&T Excess Benefit and Compensation Plan, an annuitant’s pension under the AT&T Non-Qualified Pension Plan and any other lifetime payments to such surviving lawful spouse from the Participant’s Participating Company or from any Successor Plan Sponsor.  However, no reduction shall be made on account of an annuitant’s pension under the Pension Plan, or on account of an annuitant’s pension under the AT&T Non-Qualified Pension Plan or on account of an annuitant’s pension under the AT&T Excess Benefit and Compensation Plan, or on account of any annuity under the Insured Annuitant’s Plan at a rate greater than (1) the rate of such pension or annuity on the date such pension or annuity was first payable in the case of the death of a Participant who is on the active payroll or (2) the rate of such pension or annuity on the date such pension or annuity first would have been payable had the Participant died on the day after the last day the Participant was on the active payroll in the case of the death of a Participant who is not on the active payroll.

(b)
Notwithstanding the preceding, if the benefit to the surviving spouse commences on or after January 1, 1998, and the surviving spouse does not simultaneously commence distribution of benefits under the Pension Plan, the reductions described in the preceding paragraph (a) shall be determined as if payments to the surviving spouse commenced in the form of a single life annuity at the same time as payments commence under this Plan.

(c)
Notwithstanding the preceding paragraphs (a) and (b), with respect to a Participant who terminated employment after December 31, 2004 and prior to December 1, 2008, if the Participant commenced distribution of the benefit under the Pension Plan prior to his or her death, but distribution of such benefit did not commence on or before December 1, 2008, the benefit payable to a surviving spouse pursuant to this Section 4.01 shall be further reduced by the single life annuity benefit, if any, which would have been payable to the Participant commencing on December 1, 2008 from the AT&T Excess Benefits and Compensation Plan and from the AT&T Non-Qualified Pension Plan

4.02.
Notwithstanding any provision of Section 4.01 to the contrary, the surviving lawful spouse of a Participant shall not be eligible to receive benefits under this Article 4 if, prior to the Participants death, the Participant could have elected under the Pension Plan or under any predecessor pension plan maintained by a Participating Company to receive a reduced pension for his or her life in order to provide thereafter an annuity for the life of his or her lawful spouse, but he declined to make such an election. Effective for payments with respect to a Participant who terminates employment after December 31, 1997 and dies after commencement of distribution of the Pension Plan, the provisions of this Section 4.02 shall be applied as follows, to reflect the expanded optional forms of payment available under the Pension Plan:

(a)	if the Participant elected a lump sum or single life annuity form of payment under the Pension Plan, no surviving spouse benefit shall be paid under this Plan;

(b)
if the Participant elected the cash payment option (with residual annuity) under the Pension Plan, the benefit otherwise payable to the Surviving Spouse pursuant to Section 4.01 shall be reduced by the actuarial equivalent, determined as a single life annuity, of the amount of the cash payment made to the Participant pursuant to the cash payment option.

4.03
If an amendment to the Pension Plan effective on or after January 1, 1988 and before December 31, 2004, provides for an increase in the survivor annuities payable under said Plan, then the Surviving Spouse Benefit payable under Section 4.01 above shall be increased pursuant to the same terms and conditions as are set forth in such Pension Plan amendment, except that no such increase shall apply to the Surviving Spouse Benefit related to a deceased Participant who had not terminated employment or died prior to the effective date of such amendment.

4.04.	The Surviving Spouse Benefit payable under Section 4.01 above shall be increased, effective July 1, 1999, in accordance with the following schedule:

(a)	if the Surviving Spouse Benefit is with respect to a Participant who terminated employment before January 1, 1976, the Surviving Spouse Benefit shall be increased by 15%;

(b)	if the Surviving Spouse Benefit is with respect to a Participant who terminated employment after December 31, 1975 and before January 1, 1986, the Surviving Spouse Benefit shall be increased by 12.5%;

(c)	if the Surviving Spouse Benefit is with respect to a Participant who terminated employment after December 31, 1985 and before January 1, 1991 , the Surviving Spouse Benefit shall be increased by 10%;

(d)	if the Surviving Spouse Benefit is with respect to a Participant who terminated employment during the 1991 calendar year, the Surviving Spouse Benefit shall be increased by 9%;

(e)	if the Surviving Spouse Benefit is with respect to a Participant who terminated employment during the 1992 calendar year, the Surviving Spouse Benefit shall be increased by 8%;

(f)	if the Surviving Spouse Benefit is with respect to a Participant who terminated employment during the 1993 calendar year, the Surviving Spouse Benefit shall be increased by 7%;

(g)	if the Surviving Spouse Benefit is with respect to a Participant who terminated employment during the 1994 calendar year, the Surviving Spouse Benefit shall be increased by 6%;

(h)	if the Surviving Spouse Benefit is with respect to a Participant who terminated employment during the 1995 calendar year, the Surviving Spouse Benefit shall be increased by 5%; and

(i)	if the Surviving Spouse Benefit is with respect to a Participant who terminated employment during the 1996 calendar year, the Surviving Spouse Benefit shall be increased by 4%.

APPENDIX B
Annual Pay Definition Prior to 1991

Section 1.  Definition of Annual Basic Pay

For retirements occurring after August 10, 1980, and before April 15, 1991, the following was the applicable definition of “Annual Basic Pay”:

“Annual Basic Pay” shall mean the Participant’s annual base salary rate on the last day the Participant was on the active payroll plus, with respect to a Participant whose last day on the active payroll occurred after August 9, 1980, an amount determined with reference to the Short Term Plan, but excluding all differentials regarded as temporary or extra payments and all cash payments and distributions made under the Long Term Plan.  The amount determined with reference to the Short Term Plan shall be the lesser of the Participant’s standard Short Term Award in effect on the last day the Participant was on the active payroll or the Participant’s position rate on the last day the participant was on the active payroll multiplied by the applicable percentage determined as follows:

Last Day on Active Payroll August 10, 1980 through October 30, 1981 October 31, 1981 through September 29, 1983 On or after September 30, 1983	% of Position Rate 15% 50% 60%